Exhibit 99.1

Imperial Oil Ltd. appoints new president; CEO R.M. Kruger announces retirement

●	Board appoints new president and director, B.W. (Brad) Corson, effective September 17, 2019
●	B.W. (Brad) Corson to succeed R.M. (Rich) Kruger as chairman and CEO effective January 1, 2020

Calgary, Alberta – September 17, 2019 -- The board of directors of Imperial Oil Limited is pleased to announce the appointment of B.W. (Brad) Corson as president, effective September 17, 2019. Chairman and chief executive officer, R.M. (Rich) Kruger, has declared his plans to retire at the end of December, 2019. Mr. Corson will assume the role of chairman, president and CEO of Imperial Oil Limited on January 1, 2020.

“On behalf of the Imperial board of directors, I would like to thank Rich Kruger for his outstanding leadership and dedication over the last almost seven years. During his tenure, Rich has led the organization through a period of record upstream growth, exceptional downstream financial and operational performance, and unprecedented returns to shareholders in the form of share repurchases and dividend growth,” said Imperial Oil Limited board member Krystyna Hoeg. “That said, perhaps Rich’s greatest legacy to the company and its employees is his work to successfully ignite and foster cultural change within Imperial to enhance competitiveness and position it well for the future.”

Mr. Kruger, born in Minneapolis, Minnesota, holds a mechanical engineering degree from the University of Minnesota and an MBA from the University of Houston. He began his career with Exxon in 1981 in Houston, Texas and held various technical and management positions throughout the United States. Mr. Kruger’s career then took an international turn and for the next 20 years, he led development and production activities in the former Soviet Union, Africa, Asia Pacific and the Middle East. In 2008, Mr. Kruger was appointed president of ExxonMobil Production Company and a vice president of ExxonMobil Corporation. Mr. Kruger began his tenure as chairman, president and CEO of Imperial Oil Limited in 2013.

Mr. Corson, a native of Woodstock, Illinois, is a graduate of Auburn University’s chemical engineering program. He joined Exxon in 1983 in New Orleans, Louisiana as a project engineer. Over his 36 year career with the company, he has held a variety of technical, operations, commercial and managerial assignments around the world. In addition to multiple assignments across the United States, he has also held key leadership positions in Hong Kong and London. In 2009, Mr. Corson was appointed vice president, ExxonMobil Production Company, with responsibilities for oil and gas production activities in Europe and the Caspian regions.

In 2015, Mr. Corson was appointed president, ExxonMobil Upstream Ventures and vice president of ExxonMobil Corporation where he was responsible for overseeing ExxonMobil’s global upstream acquisition and divestment programs. Under his leadership, ExxonMobil made key strategic acquisitions in the Permian Basin, Papua New Guinea, Mozambique and Brazil.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

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After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.